        [Crowley, Haughey, Hanson, Toole & Dietrich P.L.L.P. letterhead]









                                 April 15, 2004

                                                                     EXHIBIT 5.1
Semitool, Inc.
655 West Reserve Drive
Kalispell, MT  59901

Ladies and Gentlemen:

     We act as local counsel for Semitool, Inc., a Montana corporation (the "Company") with regard to particular matters as to which we are consulted by the Company from time to time. We are advised that the Company has filed a registration statement on Form S-3 with the Securities and Exchange Commission on February 19, 2004, as amended (the "Registration Statement"), relating to 4,000,000 shares of the Company's Common Stock, no par value (the "Shares"), being offered by the selling shareholder specified therein (the "Selling Shareholder").

     In our capacity as local counsel to the Company we have reviewed the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, the Selling Shareholder, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the authenticity and accuracy of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the due authorization and execution of all documents, and the conformity with the originals of all documents submitted to us as copies. We have not participated in the drafting, preparation, or filing of the Registration Statement. We have relied upon the accuracy, adequacy, and completeness of the Registration Statement, and we disclaim any opinion or assurance regarding the Registration Statement or the statements contained therein, other than this opinion and the reference to us under the heading "Legal Matters."

     Based upon the foregoing, subject to the limitations and qualifications contained in this opinion, we are of the opinion that the Shares that may be sold by the Selling Shareholder pursuant to the Registration Statement are validly issued, fully paid and nonassessable under Montana law.

     We express no opinion as to any matter other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. Our opinions are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances, occurring after the date hereof except in any additional or supplemental opinions that we may elect to render with respect to the Shares.

        [Crowley, Haughey, Hanson, Toole & Dietrich P.L.L.P. letterhead]


     We are members of the Montana Bar and our opinion set forth above is limited to the laws of the State of Montana. We do not express any opinion herein concerning the laws of other states, the federal laws of the United States, or any other laws. We do not express any opinion concerning the securities laws of the State of Montana or any other state or of the United States.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                          Very truly yours,



                          /s/ Crowley, Haughey, Hanson, Toole & Dietrich P.L.L.P